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                                                                    EXHIBIT 2.4


                                    FORM OF

                       STOCK PURCHASE AND SALE AGREEMENT


         THIS STOCK PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of this ______ day of _______________, _______, by and among US Orthodontic Care, Inc., a Georgia corporation ("Purchaser"), and
_________________, an orthodontist and resident of the state of
________________ ("Seller").

                              W I T N E S S E T H

         WHEREAS, Seller is the sole stockholder of _____________________, a ____________________________ (the "Corporation"), which owns certain assets used to operate an orthodontic practice in _____________ with offices located in the facilities set forth in Exhibit A (the "Facilities") attached hereto;

         WHEREAS, Seller wishes to sell to Purchaser all of Seller's right, title and interest in and to all of the outstanding shares of capital stock of the Corporation (the "Orthodontic Stock"), and Purchaser wishes to buy all of Seller's right, title and interest in and to the Orthodontic Stock subject to and upon the terms and conditions set forth herein;

         WHEREAS, Seller and Purchaser intend that the sale contemplated hereunder, together with (i) the acquisition of the other founding practices,
(ii) the merger between Purchaser and Premier Orthodontic Group, Inc. ("Premier"), and (iii) the initial public offering, will constitute an integrated unitary transaction and will qualify for non-recognition treatment under Section 351 of the Internal Revenue Code.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

SECTION I.  PURCHASE AND SALE OF ORTHODONTIC STOCK AND CLOSING.

         A. PURCHASE. Upon the terms and conditions set forth herein, Seller shall sell to Purchaser and Purchaser shall purchase from Seller all of Seller's right, title and interest in and to the Orthodontic Stock, free and clear of all liens, charges, encumbrances, claims, options, and other restrictions of any nature whatsoever.

         B. DELIVERY OF ORTHODONTIC STOCK. At Closing (as hereinafter defined) Seller shall deliver to Purchaser validly issued certificates representing the Orthodontic Stock, together with stock powers duly executed in blank. Seller shall



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execute and deliver such instruments of conveyance, sale or transfer, and shall take or cause to be taken such further action as the Purchaser or its counsel shall request at any time or from time to time to vest, confirm or evidence in the Purchaser good and marketable title to all of the Orthodontic Stock intended to be conveyed, sold, transferred and delivered to the Purchaser hereunder.

         C. CLOSING DATE. The sale, transfer and delivery of the Orthodontic Stock pursuant to the terms of this Agreement and the delivery of the Purchase Price (as hereinafter defined) shall take place as soon as all appropriate conditions as set forth herein have been fulfilled, but in no event later than October 15, 1997, at the offices of Nelson Mullins Riley & Scarborough, L.L.P., First Union Plaza, Suite 1400, 999 Peachtree Street, Atlanta, Georgia 30309, or at such other place and date as Purchaser and Seller shall agree. The date on which the last of all payments and deliveries occurs is the "Closing Date", and such payments and deliveries constitute the "Closing." The parties hereto shall use their reasonable best efforts to satisfy all appropriate conditions as soon as possible.

SECTION II. PURCHASE PRICE AND EXPENSES.

         A. PURCHASE PRICE. Purchaser hereby agrees to pay to Seller for the Orthodontic Stock at least one hundred twenty percent (120%) of the Corporation's 1996 Adjusted Gross Revenues (as hereinafter defined), with the actual amount to be determined upon completion of an initial public offering of Purchaser's common stock (the "IPO") (as finally determined, the "Purchase Price"), which final Purchase Price shall be the Seller's proportional interest in the sum of the value of all of the orthodontic entities included in the IPO, which sum shall constitute 62% of the total market capitalization of Purchaser without giving effect to the IPO. The valuation for determining the final Purchase Price of each orthodontic entity included in the IPO shall be based on the adjusted gross revenues and operating results of each such orthodontic entity for the trailing twelve-month period used in preparation of Purchaser's registration statement on Form S-1 with respect to the IPO. The Purchase Price shall be paid as follows:

            1. Up to a maximum of 20% of the Purchase Price shall be paid in cash or immediately available funds at Closing; and

            2. The remainder of the Purchase Price to be paid to Seller in common stock of Purchaser ("Purchaser Stock") to be valued at the time of the IPO, which IPO shall occur simultaneously with the Closing.

As used herein, the term "1996 Adjusted Gross Revenue" shall be determined in accordance with generally accepted accounting principles and shall mean all fees and charges recorded or booked in fiscal year 1996 by or on behalf of the Seller as a result of professional orthodontic services personally furnished to patients by the orthodontist(s) and those under the orthodontist's supervision and other fees or income generated in their capacity as professionals after any adjustments for


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uncollectible accounts, professional courtesies and other activities that do not generate a collectible fee.

         B. COSTS AND EXPENSES. Each party to this Agreement shall pay its fees, costs and expenses and those of its agents, accountants, lawyers and investment advisors, whether or not the transactions contemplated hereby are consummated in accordance with the terms of this Agreement.

SECTION III. REPRESENTATIONS, WARRANTIES AND COVENANTS OF
             SELLER.

         Seller hereby represents, warrants and covenants to Purchaser that the following statements are accurate and complete as of the date hereof and will be accurate and complete as of the Closing Date, and acknowledges and confirms that Purchaser is relying upon such representations, warranties and covenants in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by Purchaser or on its behalf:

         A. ORGANIZATION OF CORPORATION. The Corporation is duly organized, validly existing and in good standing under the laws of the State of _______________ and has the power and authority to own and lease its property, and to carry on its business as and where such business is now conducted. The Corporation does not own stock or any other equity interest in any other entity.

         B. ORTHODONTIC STOCK. Seller is the sole stockholder of the Corporation and has good and marketable title to the Orthodontic Stock, and the right to sell, transfer and deliver the Orthodontic Stock to Purchaser, free and clear of all liens, encumbrances, claims, security interests, pledges, agreements and rights of third parties, and upon delivery of the Orthodontic Stock to Purchaser, Purchaser will hold good and marketable title to the Orthodontic Stock free and clear of all liens, encumbrances, claims, security interests, pledges, agreements and rights of third parties whatsoever. Each share of Orthodontic Stock has been legally and validly issued and fully paid and nonassessable. No shares of Orthodontic Stock are owned by the Corporation in treasury. There are no outstanding (a) bonds, debentures, notes or other obligations the holders of which have the right to vote with the Seller on any matter, (b) securities of the Corporation convertible into equity interests in the Corporation, or (c) commitments, options, rights or warrants to issue any such equity interests in the Corporation, to issue securities of the Corporation convertible into such equity interests, or to redeem any securities of the Corporation. No shares of Orthodontic Stock have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of the Corporation's stockholders.

         C. TITLE TO ASSETS. The Corporation has good and marketable title to the assets used at the Facilities by the Corporation, free and clear of all liens,


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encumbrances, claims, security interests, charges, pledges and rights of others, except as disclosed on Exhibit B.

         D. BINDING EFFECT. This Agreement and each of the agreements and instruments contemplated hereby has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligations of the Seller, enforceable in accordance with its terms.

         E. NO CONFLICTS. To the best of Seller's knowledge, the execution, delivery and performance by the Seller of this Agreement or any agreements required hereby to be executed by Seller, will not constitute a violation of any statute, ordinance, judgment, order, decree, regulation or rule of any court, governmental authority or arbitrator, or any license, permit or franchise applicable or relating to the Corporation or result in the creation of any lien upon the Orthodontic Stock or the Corporation's assets pursuant to the provisions of any of the foregoing.

         F. CORPORATION'S ASSETS. Upon Closing, the Corporation's Assets will be in good condition comparable to the condition existing on the date of this Agreement, ordinary wear and tear excepted. Seller shall not remove any property from the Facilities prior to the Closing, except for the purpose of repair or replacement or in the ordinary course of business, and any such property or its replacement, as the case may be, shall be property of the Corporation. Seller shall keep all insurance policies or renewals thereof affecting or covering the Facilities in full force and effect up to and including the date of Closing unless the reason for such policies ceases or such policies are replaced in the ordinary course of business.

         G. TAXES. Except as set forth on Exhibit C, the Corporation has timely filed or caused to be timely filed all federal income tax returns and all other federal, state, county, local or city tax returns which are required to be filed, and has paid or caused to be paid all taxes, including interest, penalties or additions thereto, shown on such returns or on any tax assessment received by them (including, without limitation, real and personal property taxes) to the extent that such taxes have become due and payable on or before the Closing Date. The Corporation has no tax liability, except for real and personal property taxes for periods as to which such taxes have not yet become due and payable. No events have occurred which could impose on Purchaser any liability for any taxes, penalties, or interest due or to become due from Seller or Corporation. The Corporation and the Seller have not received any notice that any tax deficiency or delinquency has been asserted against the Corporation. To the best of the Seller's knowledge, the Corporation has withheld and paid all taxes required by law to have been withheld and paid by it.

         H. CLAIMS AND LEGAL ACTIONS. Except as set forth on Exhibit D, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or

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other legal, administrative or tax proceeding, nor any order, decree or judgment, in progress, pending, or threatened against or relating to the Seller, the Corporation, or the Facilities, nor does Seller know or have reason to be aware of any basis for the same.

         I. SUBSEQUENT EVENTS. Except as disclosed on Exhibit E, the Corporation has not, since December 31, 1995: (i) incurred any material obligation or liability, entered into any contract, lease, license or commitment, or incurred any indebtedness other than in the ordinary course of business; (ii) made any payments to or loaned any money to any person or entity other than in the ordinary course of business consistent with past practices;
(iii) lost or terminated any employee or supplier that has had or may have, individually or in the aggregate, a material adverse effect on the Corporation's business; (iv) mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets of the Corporation; (v) sold, transferred or contracted to sell or transfer any of the Corporation's assets (other than assets that the Corporation is prohibited from owning under applicable law subsequent to the Closing, or assets of the Corporation not directly used in connection with the operation of the Facilities), except in the ordinary course of business consistent with past practices; (vi) redeemed, purchased, sold or issued any stock, bonds or other securities to persons other than the Seller; (vii) declared or paid a distribution, payment or dividend of any kind on the capital stock of the Corporation; or (viii) suffered any material adverse change in the business of the Corporation or to the assets of the Corporation.

         J. CONSENTS. Except as set forth on Exhibit F, there are no persons whose consent is necessary for Seller to consummate the transactions contemplated by this Agreement. Each party hereto agrees to cooperate with each other party to obtain the consents, approvals and authorizations of third parties and governmental authorities that any such party reasonably determines to be necessary to consummate the transactions contemplated by this Agreement.

         K. NO MANAGEMENT CONTRACT OR LEASE. Except for any lease agreement(s) between Seller and Seller's landlord(s) (copies of which lease agreement(s) have been provided to Purchaser by Seller), there will be no management contracts or leases for the Facilities at the time of Closing.

         L. ACCURACY OF INFORMATION. No representations, warranties or covenants by Seller, nor any statement, list or certificate furnished or to be furnished to Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.

         M. NOTICE AS TO CHANGES. Seller will promptly advise Purchaser in writing of the occurrence of any events of which Seller becomes aware after the date of


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this Agreement and prior to Closing relating to any of the matters which are the subject of the covenants, representations and warranties contained herein.

         N. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The warranties, representations and covenants of the Seller contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if given and made on and as of the date and time of Closing, and such representations, warranties and covenants shall survive the Closing and the consummation of the transactions contemplated by this Agreement for the period of three (3) years.

SECTION IV. REPRESENTATIONS, WARRANTIES AND COVENANTS OF
            PURCHASER.

         Purchaser hereby represents, warrants and covenants to Seller as follows, and acknowledges and confirms that Seller is relying upon such representations, warranties and covenants in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by Seller or on his behalf:

         A. ORGANIZATION OF PURCHASER. Purchaser is a corporation organized and in existence under the laws of the State of Georgia and has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

         B. AUTHORIZATIONS AND BINDING EFFECT. This Agreement has been duly and validly authorized, executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms. All other corporate proceedings required by the Articles of Incorporation or the Bylaws of Purchaser or otherwise for the execution and delivery of this Agreement, and for the consummation of the transactions contemplated hereby, have been duly taken.

         C. NO VIOLATION. The execution, delivery and performance by the Purchaser of this Agreement or any agreements required hereby to be executed by Purchaser, will not (i) constitute a violation of, conflict with or constitute a default under any term or provision of the Purchaser's Articles of Incorporation or bylaws, each as amended, (ii) to the best of Purchaser's knowledge, constitute a violation of any statute, ordinance, judgment, order, decree, regulation or rule of any court, governmental authority or arbitrator or any license, permit or franchise applicable or relating to the Center or
(iii) result in the creation of any lien upon the Purchaser's assets pursuant to the provisions of any of the foregoing.

         D. ACCURACY OF INFORMATION. No representations, warranties or covenants by Purchaser or the members, officers or directors of the Purchaser, nor any statement, list or certificate furnished or to be furnished to the Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains or



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will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.

         E. CLAIMS AND LEGAL ACTIONS. There is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, nor any order, decree or judgment, in progress, pending, or threatened against or relating to Purchaser or the business or operations of the Purchaser, nor does Purchaser know or have reason to be aware of any basis for the same.

         F. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The warranties and representations of the Purchaser contained in this Agreement shall be true and correct as of the Closing with the same force and effect as if given and made on and as of the date and time of Closing, and such representations and warranties shall survive the Closing and the consummation of the transactions contemplated by this Agreement for the period of three (3) years.

         G. NOTICE AS TO CHANGES. Purchaser shall promptly advise Seller in writing of the occurrence of any events of which Purchaser becomes aware after the date of this Agreement and prior to Closing relating to any of the matters which are the subject of the covenants, representations and warranties contained herein. In the event Purchaser withdraws or abandons the registration statement for the IPO prior to October 15, 1997, Purchaser shall immediately notify Seller in writing within five (5) business days of such abandonment or withdrawal.

SECTION V. CONVEYANCES.

         At Closing, the Seller shall deliver to Purchaser certificates evidencing the Orthodontic Stock, together with executed blank stock powers. Good and marketable title to the Orthodontic Stock shall be conveyed from Seller to Purchaser free and clear of all liens, claims, charges, encumbrances, restrictions, and assessments (including, without limitation, any assessments payable in installments, all of which installments have not been paid), pledges, agreements and other rights of third parties.

SECTION VI. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.

         The obligations of Purchaser to perform this Agreement are subject to the satisfaction of the following conditions, each of which may be waived by
Purchaser:

         A. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. At Closing, Seller shall certify to Purchaser that (i) the representations and warranties of Seller herein contained are true and correct as of the Closing Date with the same effect as though made on the Closing Date (except for changes


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permitted or contemplated by the terms of this Agreement or except to the extent that such changes expressly relate to an earlier date); and (ii) Seller has performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Seller prior to the Closing Date.

         B. DELIVERIES. Seller hereby agrees to, and shall, deliver or cause to be delivered to the Purchaser at the Closing the following, each of which shall be in form and substance satisfactory to the Purchaser:

            1. CERTIFICATES OF ORTHODONTIC STOCK. The certificate(s) evidencing all of Seller's Orthodontic Stock of the Corporation together with executed blank stock powers;

            2. OTHER INSTRUMENTS. Such other instruments of transfer and conveyance as may be necessary to vest in the Purchaser good and marketable title to the Orthodontic Stock to be sold hereunder and as shall be reasonably requested by Purchaser; and

            3. CERTIFICATES. Certificates or affidavits of Seller in form and substance satisfactory to Purchaser regarding the accuracy of Seller's representations, warranties and covenants contained herein.

         C. NO INJUNCTION OR RESTRAINING ORDER. No injunction, restraining order or other order of any federal or state court in the United States that prevents the consummation of the transactions contemplated hereby shall be pending or shall have been issued and remain in effect.

         D. GOVERNMENTAL CONSENTS, APPROVALS AND AUTHORIZATIONS. All consents, authorizations, orders or approvals of, and filings or registrations with, any governmental commission, board or other regulatory body that are required for or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained or made.

         E. INSPECTION AND SURVEY. Purchaser and/or its agents (including accountants, lawyers and investment bankers) shall have conducted, completed and be satisfied with (i) a physical plant inspection of the Facilities and an inspection of the property, and (ii) an inspection of the Corporation's business, legal and financial books and records, including any leases for office space, furniture or equipment. Seller shall make such items available to Purchaser and/or its agents at reasonable times and in such a manner so as not to unreasonably disrupt the Corporation's or its Facility's normal business.

         F. MATERIAL ADVERSE CHANGE. There shall have been no material adverse change after the date of the most recent financials in the results of operations, business, assets, properties, liabilities, financial position or affairs of the

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Corporation, which in the good faith judgment of the Purchaser has had, or will have a material adverse effect on the Corporation.

         G. PUBLIC OFFERING OR FIRM UNDERWRITING. Purchaser shall have completed a public offering for the sale of at least $10,000,000 of the stock of Purchaser.

         H. CASUALTY LOSSES.On or prior to the time of Closing, the Facilities and the Corporation shall not have sustained any loss, whether or not insured, by reason of physical damage to the Facilities caused by fire, flood, accident, explosions or other calamity which would adversely affect the carrying on of its business in the normal and regular course.

         I. ACCOUNTING TREATMENT. Purchaser shall have received approval from its auditors and an indication of no objection from the Securities and Exchange Commission (the "SEC") as to Purchaser's and the Center's, along with other orthodontic practices, "roll-up" accounting treatment, on terms acceptable to Purchaser.

         J. EMPLOYMENT AGREEMENTS. Seller and any orthodontist(s) who deliver patient care at the Facilities on average more than ten (10) days per month shall enter into five (5) year employment agreements after the consummation of the transactions contemplated hereby, which contain a non-competition agreement with respect to Purchaser.

         K. CORPORATION TRANSACTIONS. Seller shall file with the appropriate Secretary of State an amendment to the Corporation's Articles of Incorporation and shall take such other action as may be necessary to change the Corporation's status and purpose to that of a general business corporation in accordance with all applicable laws, rules and regulations. Seller shall form a new professional entity ("New Entity") under which Seller shall conduct its orthodontic practice at the Facilities. In addition, the New Entity shall (i) own any assets of the Corporation which applicable law prohibits Purchaser from owning, (ii) enter into a twenty (20) year service or consulting agreement with Purchaser, and (iii) enter into five (5) year employment agreements (as described in Section 6.10) with Seller and all orthodontists who deliver patient care at the Facilities on average more than ten (10) days per month, or who have an equity interest in New Entity.

SECTION VII. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.

         The obligations of Seller to perform this Agreement are subject to the satisfaction of the following conditions, each of which may be waived by
Seller:

         A. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. At Closing, Purchaser shall certify to Seller that (i) the representations and warranties of the Purchaser herein contained are true and correct as of the Closing Date with the same effect as though made on the Closing Date (except for


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changes permitted or contemplated by the terms of this Agreement or except to the extent that they expressly relate to an earlier date); and (ii) Purchaser has performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date.

         B. DELIVERY OF THE PURCHASE PRICE. Purchaser shall have delivered to Seller the Purchase Price, as described in Section 2.01.

         C. GOVERNMENTAL CONSENTS, APPROVALS AND AUTHORIZATIONS. All consents, authorizations, orders or approvals of, and filings or registrations with, any governmental commission, board or other regulatory body that are required for or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained or made.

         D. NO INJUNCTION OR RESTRAINING ORDER. No injunction, restraining order or other order of any federal or state court in the United States that prevents the consummation of the transactions contemplated hereby shall be pending or shall have been issued and remain in effect.

         E. INITIAL PUBLIC OFFERING. Purchaser shall have completed the IPO on or before October 15, 1997.

SECTION VIII. PRORATIONS AND ADJUSTMENTS.

         The following items shall be adjusted based on the Closing Date on a pro rata basis between Seller and Purchaser at the time of the Closing or after the Closing as agreed upon by Purchaser and Seller:

         1. Personal property ad valorem taxes on assets retained by the Corporation for the 12 month period succeeding the applicable tax bill due date;

         2. Charges for electricity, gas, water and sewer and other utilities to be based on projections from most recent invoices or on recent meter readings; and

         3. Such other items as may be agreed upon by Seller and Purchaser.

SECTION IX.   FEDERAL SECURITIES LAW.

         A. INVESTMENT REPRESENTATION. Seller acknowledges that the shares of Purchaser Stock to be delivered to the Seller at the Closing pursuant to this Agreement have not been and will not be registered under the Securities Act of 1933 ("1933 Act") and may not be sold, transferred, pledged or otherwise disposed of in the absence of an effective registration statement covering the


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shares under the 1933 Act and applicable state securities laws, or unless an exemption from such registration is available and a legal opinion to that effect is delivered to and accepted by the Purchaser. The Purchaser Stock to be acquired by the Seller hereunder is being acquired solely for Sellers' own account, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution.

         B. COMPLIANCE WITH LAW. Seller represents and warrants that none of the shares of Purchaser Stock issued to Seller will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of, except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC and applicable state securities laws and regulations. All certificates evidencing shares of Purchaser Stock issued hereunder shall bear the following restrictive legend, as well as any legend required by the securities or blue sky laws of the state where Purchaser resides:

         THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY JURISDICTION AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AFTER RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE UNDER APPLICABLE SECURITIES LAWS.

         C. INVESTMENT RISK. Seller is able to bear the economic risk of an investment in Purchaser Stock acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and have such knowledge and experience in financial and business matters that Seller represents and warrants that Seller is capable of evaluating the merits and risks of the proposed investment and therefore have the capacity to protect Seller's interests in connection with the acquisition of Purchaser Stock. Seller or his representatives have had an adequate opportunity to ask questions and receive answers from Purchaser concerning any and all matters relating to Purchaser and the transaction described herein.

         D. ACCREDITED INVESTOR STATUS. Seller represents and warrants that Seller is an "accredited investor" as defined in Rule 501(a) promulgated under the 1933

Act.

         E. PIGGYBACK REGISTRATION RIGHTS. Purchaser has no obligation to register the shares of Purchaser Stock that Seller will receive hereunder. Provided, however, in the event Purchaser, at any time within 24 months after the Closing, contemplates and undertakes a public offering of its shares of common stock and the filing of a registration statement with the SEC in connection therewith,



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Purchaser shall notify the Seller in writing of the proposed offering and of any material terms and conditions of the offering known to Purchaser. Purchaser shall use all reasonable efforts to have included in such registration statement all or any portion of the shares distributed to Seller hereunder, subject, however, to such terms, conditions and limitations (including but not limited to the number of shares that Seller may offer to sell in such registration statement) as any underwriter retained by Purchaser in connection with such offering may require, and provided that the public offering and sale of such shares is not restricted by any legend or other condition imposed by any state securities commissioner. Seller shall take all such action and execute all such documents including, but not limited to, the execution and delivery of an underwriting agreement in form and substance in all material respects the same as the underwriting agreement to be signed by Purchaser, as may be requested by Purchaser. The cost of such public offering shall be borne by Purchaser, except that Seller shall pay its proportionate share of underwriters' commissions and discounts and the costs and fees of any attorneys, accountants and other persons retained by Seller in connection with the offering. The provisions of this Section 9.5 shall not apply to registration statements filed in connection with employee stock purchase and option programs by Purchaser or in connection with actual or proposed acquisitions by Purchaser. Seller shall notify Purchaser of its election to exercise its rights herein specified in writing within thirty (30) days after the aforesaid written notice to the Seller by Purchaser.

SECTION X.           TERMINATION.

         A. RIGHT OF TERMINATION. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing Date:

                  1. By the mutual consent of the Purchaser and the Seller.

                  2. By the Purchaser in the event that the conditions set forth in Sections 3 and 6 of this Agreement shall not have been satisfied or waived by the Closing.

                  3. By the Seller in the event that the conditions set forth in Sections 4 and 7 of this Agreement shall not have been satisfied or waived by the Closing.

                  4. By either party upon written notice after October 15, 1997.

                  5. By the Seller upon receipt of the Purchaser's notice of withdrawal or abandonment of the registration statement for the IPO by October 15, 1997 referred to in Section 4.7 hereof.

                  B. NOTICE OF TERMINATION. Notice of termination of this Agreement shall be given by the party so terminating to the other parties hereto, in accordance with the provisions of Section 12 of this Agreement.

                  C. EFFECT OF TERMINATION. In the event that this Agreement is terminated pursuant to this Section 10, this Agreement shall be void and have no further force and effect, without any liability on the part of any of the parties hereto (or their respective members, stockholders, directors or officers, if any).

SECTION XI.  DESCRIPTIVE HEADINGS.

         The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

SECTION XII. NOTICES.

         All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered by hand, (b) mailed by registered or certified mail (return receipt requested), (c) telecopied and immediately confirmed, or (d) sent by overnight delivery, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or so telecopied, on the third business day following the date on which so mailed, if deposited in a regularly-maintained receptacle for United States mail, or on the first business day following the date on which sent by overnight delivery:

         If to Purchaser:

                  US Orthodontic Care, Inc.
                  3294 Medlock Bridge Road
                  Norcross, Georgia  30092
                  Attn: P. Craig Hethcox, CEO
                  Telecopier: (770) 446-5511
                  Telephone: (770) 448-8882

         With a copy to:

                  Nelson Mullins Riley & Scarborough, L.L.P.
                  First Union Plaza, Suite 1400
                  999 Peachtree Street
                  Atlanta, Georgia  30309
                  Attn:  Paul A. QuirOs, Esq.
                  Telecopier:  (404) 817-6050
                  Telephone:   (404) 817-6103

         If to Seller:

                  Telecopier: ______________________
                  Telephone: _______________________

SECTION XIII. COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION XIV.  GOVERNING LAW.

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of __________________ without regard for its principles of conflicts of laws.

SECTION XV.   ASSIGNABILITY.

         This Agreement shall not be assignable by the Seller without the prior written consent of the Purchaser. This Agreement shall be assignable by Purchaser to (i) any person, firm or corporation that controls or is under common control with Purchaser, (ii) Premier or any person, firm or corporation that controls or is under common control with Premier, or (iii) any entity that results from a merger or other combination between Purchaser and Premier ("Newco") and any person, firm or corporation that controls or is under common control with Newco.

SECTION XVI.  WAIVERS AND AMENDMENTS.

         Any term or provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by the mutual consent of Purchaser and Seller, except that any waiver of any term or condition, or any amendment or supplementation, of this Agreement must be in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

SECTION XVII. THIRD PARTY RIGHTS.

         Notwithstanding any other provision of this Agreement, this Agreement shall not create any rights or benefits on behalf of any employee of Seller or the Corporation, third party or other person, and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

SECTION XVIII. ENTIRE AGREEMENT.

         This Agreement (including the Exhibits, agreements, documents and instruments referred to herein) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them with respect to the subject matter hereof.

SECTION XIX.   SEVERABILITY.

         In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect.

SECTION XX.    EXHIBITS.

         The parties shall have until Closing to agree upon all information to be filed as a part of the Exhibits to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

                                     SELLER:

                                     By:
                                        --------------------------------------
                                        Name:
                                             ---------------------------------

                                     PURCHASER:

                                     US ORTHODONTIC CARE, INC.

                                     By:
                                        ---------------------------------------
                                        Name:
                                        Title:

                                SCHEDULE 2.4



         OrthAlliance has succeeded to the rights to agreements substantially identical to Exhibit 2.4 as follows:


         1.  Stock Purchase and Sale Agreement with Keith S. Crawford, D.M.D.

         2. Stock Purchase and Sale Agreement with Suellen Rodeffer, D.D.S., and David Tod Garner, D.D.S.

         3.  Stock Purchase and Sale Agreement with Donald R. Halliburton,
             D.D.S.

         4.  Stock Purchase and Sale Agreement with John E. Horvath, D.D.S.

         5.  Stock Purchase and Sale Agreement with Robert P. Lorentz, D.D.S.,
             M.S.

         6.  Stock Purchase and Sale Agreement with George T. Mitchell, D.D.S.

         7.  Stock Purchase and Sale Agreement with Ben B. Pence, D.M.D.

         8. Stock Purchase and Sale Agreement with Robert N. Pickron, D.D.S. and Greg A. Shoup, D.D.S.

         9.  Stock Purchase and Sale Agreement with Richard L. Rothstein, D.M.D.

         10. Stock Purchase and Sale Agreement with Randall A. Schmidt, D.D.S., and Thomas Surber, D.D.S.

         11. Stock Purchase and Sale Agreement with Arthur B. Silver, D.D.S.

         12. Stock Purchase and Sale Agreement with Gerald N. Smernoff, D.D.S.

         13. Stock Purchase and Sale Agreement with Mark A. Yaffey, D.D.S.

         14. Stock Purchase and Sale Agreement with Paul Yurfest, D.D.S.